UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington D.C. 20549
SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934

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Tandy Brands Accessories, Inc.

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690 East Lamar Blvd., Suite 200
Arlington, Texas 76011

PROXY STATEMENT
ANNUAL MEETING OF STOCKHOLDERS

To Be Held on October 30, 2008

We are pleased to present you with this proxy statement in connection with this year’s annual stockholders’ meeting. We hope you will come to our annual meeting on Thursday, October 30, 2008.

At the annual meeting, after we vote on the proposals described in this proxy statement, we will present a brief report on Tandy Brands’ progress over the past year, as well as an overview of our plans for the upcoming year and beyond. As always, we will conclude the meeting by entertaining your questions and comments.

YOU MAY VOTE BY TELEPHONE, BY INTERNET OR BY MAIL.  THE ENCLOSED WHITE PROXY CARD CONTAINS INSTRUCTIONS FOR VOTING BY TELEPHONE OR BY INTERNET. IF YOU CHOOSE TO VOTE BY MAIL, IT IS IMPORTANT THAT PROXY CARDS BE RETURNED PROMPTLY. WE ENCOURAGE YOU TO RETURN YOUR COMPLETED WHITE PROXY CARD, OR VOTE BY TELEPHONE OR BY INTERNET, EVEN IF YOU PLAN TO ATTEND THE MEETING IN PERSON. YOU MAY, IF YOU WISH, WITHDRAW YOUR PROXY AT ANY TIME PRIOR TO THE TIME IT IS VOTED AND VOTE YOUR SHARES PERSONALLY AT THE MEETING.

We look forward to seeing you at this year’s meeting.

Sincerely,

J.S.B. JENKINS
Chairman of the Board,
President and Chief Executive Officer

690 East Lamar Blvd., Suite 200
Arlington, Texas 76011

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

To Be Held on October 30, 2008

Dear Stockholder:

We will hold this year’s annual meeting of stockholders on October 30, 2008, at 10:00 a.m., Central Time, at the Hilton Arlington, 2401 East Lamar Blvd., Arlington, Texas 76006 for the following purposes:

1. To elect the two directors named in the accompanying proxy statement.

2. To ratify the appointment of Ernst & Young LLP as our independent auditor for fiscal 2009.

3. To act on such other business that may properly come before the meeting or any adjournment or postponement thereof.

Only stockholders of record at the close of business on September 17, 2008 are entitled to notice of and to vote, in person or by proxy, at the meeting. A list of these stockholders will be kept at our corporate offices in Arlington, Texas for a period of ten days prior to the meeting.

We hope you will find it convenient to attend the annual meeting in person. For directions to the meeting, please contact our corporate offices between 7:30 a.m. and 5:30 p.m., Central Time, at (817) 548-0090. Whether or not you plan to attend, please vote as promptly as possible. You may vote by telephone, by Internet, by mail or in person at the meeting. If you choose to vote by mail, please complete, date and sign the enclosed WHITE proxy card and return it promptly in the enclosed postage-paid envelope to ensure your vote is represented. You may revoke your proxy in the manner described in the accompanying proxy statement at any time before the vote is taken and vote your shares personally at the meeting.

Please note that NSL Capital Management, LLC (“NSL”) has given notice of its intention to nominate two individuals for election to the Board of Directors to replace our two nominees. You may receive proxy solicitation materials from NSL. OUR BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE FOR THE ELECTION OF ALL OF THE BOARD’S NOMINEES NAMED ON THE ENCLOSED WHITE PROXY CARD AND URGES YOU NOT TO SIGN OR RETURN ANY PROXY CARD SENT TO YOU BY NSL.

Members of the Board’s Nominations and Corporate Governance Committee (the “Nominations Committee”) reviewed NSL’s notice of its intention to nominate two directors, reviewed available information concerning NSL’s nominees, prior public pronouncements of the individuals and their communications with our Company and examined their qualifications consistent with the Nominations Committee’s charter. The Nominations Committee, and the full Board of Directors, determined not to nominate NSL’s nominees, who are 29 and 30 years of age, because their experience, character and background is not consistent with the Nominations Committee’s criteria for Board membership. We do not believe that election of NSL’s nominees to our Board of Directors is in the best interests of our stockholders. The Nominations Committee and your Board of Directors believes the two individuals nominated by the Board and named in this proxy statement are experienced in serving our stockholders as directors of public companies and extremely knowledgeable about our business and industry, and, therefore, will better serve the interests of ALL of our stockholders.

If you have previously signed a proxy card sent to you by NSL, you can change your vote and vote for our Company’s Board of Directors’ nominees by using the enclosed WHITE proxy card to vote by telephone, by

Internet or by signing, dating and returning the enclosed WHITE proxy card in the postage-paid envelope provided. Only the latest dated proxy you submit will be counted.

By Order of the Board of Directors,

W. MIKE BAGGETT
Secretary

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE ANNUAL MEETING OF STOCKHOLDERS TO BE HELD ON OCTOBER 30, 2008:
This Notice of Annual Meeting, Proxy Statement and the accompanying Annual Report to Stockholders are available on our website at http://www.tandybrands.com/proxy.htm

Arlington, Texas
Dated: September   , 2008

GENERAL INFORMATION REGARDING THE ANNUAL MEETING

What is the time and location of the annual meeting?

The annual meeting will be held on October 30, 2008, at 10:00 a.m., Central Time, at the Hilton Arlington, 2401 East Lamar Blvd., Arlington, Texas 76006.

Why did I receive this proxy statement?

We began mailing this proxy statement and the enclosed WHITE proxy card to our stockholders on September   , 2008. The record date for the 2008 annual meeting of stockholders is September 17, 2008. Only stockholders of record on the close of business on September 17, 2008 are entitled to vote at the meeting. The purposes of this proxy statement are to:

•	let our stockholders know when and where we will hold our annual stockholders’ meeting;

•	provide detailed information about the two directors we have nominated for re-election to our Board of Directors;

•	provide detailed information regarding the proposals described in this proxy statement; and

•	provide updated information about our Company that you should consider in order to make an informed voting decision.

At the close of business on the record date, there were           shares of our common stock issued, outstanding and entitled to vote and approximately           holders of record. Each stockholder of record is entitled to one vote per share. To achieve a quorum at the meeting, a majority of our outstanding shares must be present either in person or represented by proxy.

What will occur at the annual meeting?

First, we will determine whether enough stockholders are present at the meeting to conduct business. A stockholder will be deemed to be “present” at the meeting if the stockholder is present in person or represented by proxy at the meeting. According to our bylaws, holders of at least a majority of our outstanding shares must be present in person or by proxy at the meeting to achieve a quorum and conduct business. If holders of fewer than a majority of our outstanding shares are present at the meeting, we will adjourn the meeting to a later date. The new meeting date will be announced at the meeting.

If enough stockholders are present at the meeting to conduct business, we will:

•	Vote on the proposal to re-elect each of J.S.B. Jenkins and George C. Lake to our Board of Directors. This proposal has been unanimously approved by our Board of Directors. The Board of Directors is now soliciting your vote on this proposal and unanimously recommends you vote FOR the re-election of each of J.S.B. Jenkins and George C. Lake.

•	Vote on the proposal to ratify Ernst & Young LLP as our independent auditor for fiscal 2009. The Board of Directors is now soliciting your vote on this proposal and unanimously recommends you vote FOR the ratification of Ernst & Young LLP.

After a vote has been taken on the proposals at the meeting, we will discuss and take action on any other matter properly brought before the meeting. Also, some of our executive officers will report on our recent financial results, our current operations and our plans for the future. We will conclude the meeting by entertaining your questions and comments.

How do I vote if I do not plan to attend the annual meeting?

In addition to voting in person at the meeting, you may vote by telephone, by Internet or by mail. The enclosed WHITE proxy card contains instructions for voting by telephone or by Internet. In the alternative, you may mark your selections on the enclosed WHITE proxy card, date and sign the card, and return the card in the enclosed postage-paid envelope. The proxies appointed by you described in this proxy statement will then vote your shares at the meeting as you direct. We encourage you to return your completed WHITE proxy card, or vote by telephone or by Internet, even if you plan to attend the meeting in person. If your shares are in a brokerage account, you may receive different voting instructions from your broker.

Please understand that if you vote by signing and returning the enclosed WHITE proxy card or otherwise in accordance with the instructions on the card, you are appointing W. Mike Baggett, our Secretary, and M.C. Mackey, our Chief Financial Officer, Treasurer and Assistant Secretary, as your proxies. They will be required to vote on the proposals described in this proxy statement exactly as you have instructed them to vote. However, if any other matter requiring a stockholder vote is properly raised at the meeting, then Mr. Baggett and Mr. Mackey will be authorized to use their discretion in voting on such issues on your behalf.

All shares of common stock represented at the annual meeting by properly executed proxies received prior to or at the meeting, and which have not been revoked, will be voted at the meeting in accordance with the instructions indicated in the proxies. If no instructions are given on the WHITE proxy cards, WHITE proxy cards will be voted FOR the election of each of the nominees for director named in this proxy statement and FOR ratification of the appointment of Ernst & Young LLP as our independent auditor.

What is the required vote to approve the proposals?

Election of Directors.  If no more than two nominees are properly presented to the stockholders, to be elected to our Board of Directors, each nominee for director must receive the affirmative vote of a majority of the shares which are present at the meeting, either in person or represented by proxy, and entitled to vote for the election of directors. If more than two nominees are properly presented to the stockholders at the meeting, the nominees receiving the two highest numbers of affirmative votes of the shares which are present in person or represented by proxy at the meeting and entitled to vote for the election of directors (i.e., a plurality of the votes cast) will be elected to our Board of Directors.

Ratification of Appointment of Ernst & Young LLP.  To be approved by our stockholders, the proposal to ratify the appointment of our independent auditor must receive the affirmative vote of a majority of the shares which are present in person or represented by proxy at the meeting and entitled to vote on the proposal.

Who counts the votes and how are the votes treated?

We will appoint one or more inspectors of election for the meeting who will determine if a quorum exists and count the votes cast.

Abstentions, withheld votes and broker non-votes are counted as present and entitled to vote for purposes of determining if a quorum exists. A “broker non-vote” occurs when a bank, broker or other holder of record holding shares for a beneficial owner does not vote on a particular proposal because that holder does not have discretionary voting power for that particular item and has not received instructions from the beneficial owner.

For proposals that require the affirmative vote of a majority of the shares which are present in person or represented by proxy at the meeting and entitled to vote on the proposal, abstentions will have the same effect as votes against the proposal because they are treated as present and entitled to vote for purposes of determining the pool of votable shares, but do not contribute to the affirmative votes required to approve the proposal. Broker non-votes, if applicable, are not entitled to vote and, therefore, are excluded from the pool of votable shares. They will have the effect of neither a vote for nor a vote against the proposal, and will have no effect on the outcome of the vote.

Where a plurality vote is required, neither abstentions nor broker non-votes count for or against the proposal and therefore have no effect on the outcome of the vote.

What if a nominee for director is unwilling or unable to stand for re-election?

Mr. Jenkins and Mr. Lake have each agreed to stand for re-election to our Board of Directors. We are not aware of any intention of any Board nominee not to stand for re-election or any circumstances which would cause any

Board nominee not to stand for re-election. However, if unexpected events arise which cause one or more of the Board’s nominees to be unable to stand for re-election, then our Board of Directors may:

•	during the meeting, nominate another person for director;

•	determine not to fill the vacancy on the Board created by the nominee’s inability to stand for re-election; or

•	vote at the meeting to reduce the size of the Board of Directors.

It is important for you to understand that, under the foregoing circumstances, if our Board of Directors nominates someone at the meeting, the person to whom you have given your proxy will be able to use his or her discretion to vote on your behalf for the candidate of his or her choice.

What do I do if I receive more than one proxy statement?

If you received more than one proxy statement from our Company, your shares are probably registered in names that are not identical or are held in more than one account. Please vote each WHITE proxy you receive.

You may also receive proxy solicitation materials from NSL Capital Management, LLC (“NSL”). THE BOARD OF DIRECTORS OF OUR COMPANY STRONGLY URGES YOU NOT TO SIGN OR RETURN ANY PROXY CARD SENT TO YOU BY NSL. We are not responsible for the accuracy of any information provided by or relating to NSL and its nominees for director contained in any proxy solicitation materials filed or disseminated by, or on behalf of, NSL or any other statements that NSL or its affiliates may otherwise make.

What if I want to revoke or change my vote?

You can change your vote on a proposal at any time before it is voted at the meeting for any reason by revoking your proxy. Proxies may be revoked by:

•	filing a written notice of revocation, which includes a later date than the proxy date, with our Assistant Secretary at or before the meeting;

•	submitting a new written proxy relating to the same shares bearing a later date than the proxy card you previously submitted prior to or at the meeting;

•	voting again by telephone or by Internet before ; or

•	attending the meeting and voting in person; however, attendance at the meeting will not in and of itself constitute a revocation of your proxy.

In each case, the later submitted vote will be recorded and the earlier vote revoked. Any written notice of revocation should be sent to Tandy Brands Accessories, Inc., 690 East Lamar Blvd., Suite 200, Arlington, Texas 76011, Attention: Assistant Secretary.

If you have previously signed a proxy card sent to you by NSL, you can change your vote and vote for our Company’s Board of Directors’ nominees by using the enclosed WHITE proxy card to vote by telephone, by Internet or by signing, dating and returning the enclosed WHITE proxy card in the postage-paid envelope provided. Only the latest dated proxy you submit will be counted.

I share an address with another stockholder of the Company, but we only received one proxy statement. Why?

In some cases, only one copy of our 2008 Annual Report to Stockholders and this proxy statement are being delivered to multiple stockholders sharing an address unless we have received contrary instructions. We will gladly deliver a separate copy of our 2008 Annual Report and this proxy statement to stockholders sharing an address upon written or oral request. If, on the other hand, you have received multiple copies of our 2008 Annual Report to Stockholders and this proxy statement and wish to receive a single copy in the future, we will gladly deliver one copy of our Annual Report and proxy statement upon written or oral request. Written requests should be sent to Tandy Brands Accessories, Inc., 690 East Lamar Blvd., Suite 200, Arlington, Texas 76011, Attention: Assistant Secretary. Oral requests should be made by calling our corporate offices at (817) 548-0090.

Who pays for this proxy solicitation?

The accompanying proxy is being solicited on behalf of our Board of Directors and our Company will pay for the cost of such solicitation. Our directors and executive officers may solicit proxies on our behalf. They will not be paid for soliciting proxies but may be reimbursed for out-of-pocket expenses related to the proxy solicitation. Certain information about our directors and executive officers, who may be deemed “participants” in this solicitation, is provided in Appendix A. Proxies may be solicited in person, by mail, by telephone, by email, by facsimile, by telegram or other means of communication. We will make arrangements with custodians, nominees and fiduciaries to forward proxy solicitation materials to beneficial owners of our common stock. We have retained            (the “Proxy Solicitor”) to distribute proxies and assist in the solicitation of proxies. We will pay the Proxy Solicitor a fee of approximately $          , plus reasonable expenses, for these services. We have been advised that approximately           of the Proxy Solicitor’s employees will be involved in the proxy solicitation.

How do I propose an issue for discussion or vote at next year’s annual meeting?

Stockholder proposals for consideration at next year’s annual meeting of stockholders must follow the procedures set forth in Rule 14a-8 under the Securities Exchange Act of 1934 and our certificate of incorporation. To be timely under Rule 14a-8, we must receive stockholder proposals no later than May 22, 2009, in order to be included in next year’s proxy statement. Written notice of stockholder proposals not intended to be included in the proxy statement will be considered timely if we receive them no later than August 5, 2009.

Notwithstanding the foregoing, if a stockholder wishes to nominate anyone for election to our Board of Directors, our certificate of incorporation requires that the stockholder submit notice of the nomination to the Board at least 45 days prior to the date of the annual meeting of stockholders at which the election is to be held or, if later, within seven days after the date we give notice of the date of such meeting. The stockholder’s notice must contain the name of the nominee for director, the nominee’s business and residence addresses, the nominee’s principal occupation, the name and address of the nominee’s employer or business if self-employed, and the number of shares of our common stock beneficially owned by the nominee, if any, and by the nominating stockholder.

All proposals and nominations submitted by stockholders must comply with our governing documents, all applicable laws and the rules of The Nasdaq Stock Market, Inc. (“Nasdaq”). The chairman of the meeting may refuse to allow the transaction of any business not proposed in compliance with the foregoing procedures. You may submit your proposal or nomination in writing to Tandy Brands Accessories, Inc., 690 East Lamar Blvd., Suite 200, Arlington, Texas 76011, Attention: Assistant Secretary.

According to our bylaws, any proposal properly presented at the meeting by a stockholder will require the affirmative vote of a majority of the shares present at the meeting, whether in person or represented by proxy, and entitled to vote on the matter, unless otherwise provided by law, our certificate of incorporation or an agreement to which we are a party. If a stockholder properly presents a matter at the meeting requiring a stockholder vote, the person to whom you have given your proxy will use his or her discretion to vote on the matter on your behalf.

How can I receive a copy of the Annual Report on Form 10-K?

Our Annual Report on Form 10-K for the fiscal year ended June 30, 2008 is enclosed with this proxy statement. If you would like to receive a copy of the exhibits to our Form 10-K, we will provide copies of the exhibits upon request, but we may charge a reasonable fee for providing such exhibits. You may obtain the exhibits by mailing a written request to Tandy Brands Accessories, Inc., 690 East Lamar Blvd., Suite 200, Arlington, Texas 76011, Attention: Chief Financial Officer. Our Form 10-K, including exhibits, is also available free of charge on the SEC’s website at www.sec.gov.

ITEMS OF BUSINESS TO BE ACTED ON AT THE MEETING

PROPOSAL ONE: ELECTION OF DIRECTORS

The first proposal to be voted on at the meeting is the election of directors. At the 2007 annual meeting, our stockholders approved an amendment to our Certificate of Incorporation to declassify our Board of Directors and provide for the annual election of directors as the term of each director previously elected to serve a three-year term expires. Accordingly, beginning with the 2008 annual meeting, our directors will be elected for one-year terms at each annual meeting of stockholders. Directors elected or appointed to office prior to the filing of the amendment to our Certificate of Incorporation (which occurred in November 2007) will continue to serve the remainder of their terms. The terms of J.S.B. Jenkins and George C. Lake expire at this year’s annual meeting.

Our Board of Directors has nominated each of J.S.B. Jenkins and George C. Lake for re-election to serve until the 2009 annual meeting of stockholders or until each of their respective successors is elected and qualified.

The remaining directors will continue to serve on our Board of Directors until their respective terms expire and their respective successors are elected and qualified. Our bylaws authorize a Board comprised of three to nine directors. The number of directors constituting our Board is presently set at eight by resolution of our Board.

Vote Required for Election.  If no more than two nominees are properly presented to the stockholders to be elected to our Board of Directors, each nominee for director must receive the affirmative vote of a majority of the shares which are present at the meeting, either in person or represented by proxy, and entitled to vote for the election of directors. If more than two nominees are properly presented to the stockholders at the meeting, the nominees receiving the two highest numbers of affirmative votes of the shares which are present in person or represented by proxy at the meeting and entitled to vote for the election of directors will be elected to our Board of Directors.

Under a policy adopted by our Board of Directors, if a nominee fails to receive the requisite majority vote in an uncontested election, he or she will not assume a position on the Board (in the case of a new nominee) or will be required to submit his or her resignation (in the case of an incumbent nominee). Any tendered resignation will be evaluated by the remaining independent directors. In considering whether to accept or reject such resignation, or take other action, the Board may consider all factors it deems relevant. The Board will act on the tendered resignation, and will publicly disclose its decision and rationale, within 90 days following certification of the stockholder vote.

Recommendation of the Board of Directors.  THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE “FOR” EACH OF MR. JENKINS AND MR. LAKE. To vote for these nominees, please complete, date and sign the enclosed WHITE proxy card and return it promptly in the enclosed postage-paid envelope, or vote by telephone or by Internet as instructed on the WHITE proxy card, to ensure your vote is represented.

Please note that NSL has given notice of its intention to nominate two individuals for election to the Board of Directors to replace our two nominees. You may receive proxy solicitation materials from NSL. OUR BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE FOR THE ELECTION OF ALL OF THE BOARD’S NOMINEES NAMED ON THE ENCLOSED WHITE PROXY CARD. THE BOARD URGES YOU NOT TO SIGN OR RETURN ANY PROXY CARD SENT TO YOU BY NSL.

Members of the Board’s Nominations and Corporate Governance Committee (the “Nominations Committee”) reviewed NSL’s notice of its intention to nominate two directors, reviewed available information concerning NSL’s nominees, prior public pronouncements of the individuals and their communications with our Company and examined their qualifications consistent with the Nominations Committee’s charter. The Nominations Committee, and the full Board of Directors, determined not to nominate NSL’s nominees, who are 29 and 30 years of age, because their experience, character and background is not consistent with the Nominations Committee’s criteria for Board membership. We do not believe that election of NSL’s nominees to our Board of Directors is in the best interests of our stockholders. The Nominations Committee and your Board of Directors believes the two individuals nominated by the Board and named in this proxy statement are experienced in serving our stockholders as directors of public companies and extremely knowledgeable about our business and industry, and, therefore, will better serve the interests of ALL of our stockholders.

If you sign and return a proxy sent by NSL, you will not be supporting Mr. Jenkins and Mr. Lake, the individuals nominated by our Board of Directors for re-election. The only way to support these qualified individuals nominated by our Company’s Board is to vote FOR the Board’s nominees using the enclosed WHITE proxy card. If you have previously signed a proxy card sent to you by NSL, you can change your vote and vote for Mr. Jenkins and Mr. Lake by using the enclosed WHITE proxy card to vote by telephone, by Internet or by signing, dating and returning the enclosed WHITE proxy card in the postage-paid envelope provided. Only the latest dated proxy you submit will be counted.

Biographical and Other Information Regarding Our Nominees for Re-Election to Our Board of Directors.

J.S.B. Jenkins, age 65, has served as President and Chief Executive Officer of our Company and as a member of our Board of Directors since our formation in November 1990. He was appointed Chairman of the Board in February 2008. Mr. Jenkins served as Executive Vice President of The Bombay Company, Inc. (“Bombay”) from July 1, 1985 until December 31, 1990, and as Vice President of Bombay from 1980 until 1985. He also served as the President of the Tandy Brands Accessories division of Bombay from April 1986 until the spin-off of that division in December 1990. In 1978, Mr. Jenkins was named President of Tex Tan Welhausen Co., a division of Bombay, where he served until becoming an officer of Bombay. Mr. Jenkins was Vice President and Production Manager of Tex Tan Welhausen Co. from 1974 until 1977 and was named Executive Vice President of that division in 1977. Mr. Jenkins currently serves on the Board of Directors of Luby’s, Inc. and Hardware Resources and serves on the Southwest (Northern) Advisory Board of the Liberty Mutual Insurance Company. Mr. Jenkins also is a member of the Texas A&M University College of Business Administration/Graduate School of Business Development Council, the Texas A&M University President’s Council, and the Advisory Board of Directors of the Texas A&M University 12th Man Foundation. Mr. Jenkins earned a bachelor of business administration degree from Texas A&M University.

George C. Lake, age 56, joined our Board of Directors in August 2004. In 1999, Mr. Lake founded Lake Real Estate and Investments, a real estate investment, investment banking and advisory company headquartered in The Woodlands, Texas, focusing on real estate and real-estate related operating businesses and has been the managing partner since such time. Mr. Lake earned both a bachelor of science degree in business administration and a masters degree in business administration from Miami University in Oxford, Ohio.

There are no arrangements or understandings between any nominee and any other person pursuant to which any nominee was selected.

Biographical and Other Information Regarding Our Continuing Directors.

The following persons are the members of our Board of Directors whose terms will continue after this year’s annual meeting:

James F. Gaertner, Ph.D., age 65, has been a director since November 1990 and served as Chairman of the Board from October 1998 until February 2008. Following a 12-month sabbatical, Dr. Gaertner began serving as President of Sam Houston State University in Huntsville, Texas, in August 2001. Dr. Gaertner served as Dean of the College of Business at The University of Texas at San Antonio (“UTSA”) from September 1, 1987, until June 30, 2000. Before his appointment as Dean, Dr. Gaertner served for four years as a professor and Director of the Division of Accounting and Information Systems at UTSA. Dr. Gaertner served as an associate professor at the University of Notre Dame from September 1976 until August 1983. During that period, Dr. Gaertner served as director of Notre Dame’s London master of business program in London, England. From 1968 to 1973, Dr. Gaertner served as a director and Chief Financial Officer of Tex Tan Welhausen Co., and later served as the Controller for Tex Tan Welhausen, a division of Tandy Corporation. Prior to his employment at Tex Tan Welhausen, he was employed as a member of the audit staff of KPMG Peat Marwick in Houston, Texas. Dr. Gaertner currently serves on the Board of Trustees of U.S. Global Investors, Inc., a registered investment adviser and management firm in San Antonio, Texas. Dr. Gaertner earned his bachelor of business administration and master of business administration degrees from Sam Houston State and his doctorate from Texas A&M University. Dr. Gaertner’s term as a director expires at the 2009 annual meeting.

Roger R. Hemminghaus, age 72, has been a director since June 2000. From 1996 to 1999, Mr. Hemminghaus served as Chief Executive Officer of Ultramar Diamond Shamrock Corp., and from 1996 to 2000, he served as the Chairman of the Board. From 1987 to 1996, Mr. Hemminghaus served as the Chairman and Chief Executive Officer of Diamond Shamrock, Inc. Mr. Hemminghaus is a past Chairman of the Federal Reserve Bank of Dallas and currently serves as a director of Xcel Energy, Inc. and as Chairman of the Board of CTS Corporation. Mr. Hemminghaus also serves on the National Advisory Board of the Boy Scouts of America and on the Board of Directors of the Southwest Research Institute. Mr. Hemminghaus earned a bachelor of science degree in chemical engineering from Auburn University. Mr. Hemminghaus’ term as a director expires at the 2009 annual meeting.

Gene Stallings, age 73, has been a director since June 1997. Mr. Stallings is presently a rancher, an author, and a private investor. From January 1990 to December 1996, he was the head football coach of the University of Alabama. From 1986 to 1989, he was head coach of the St. Louis/Phoenix Cardinals professional football team. Mr. Stallings is a member of the Board of Directors of the Peoples National Bank of Paris, Texas, the Board of Trustees of Abilene Christian University, the Board of Directors of Christus St. Joseph’s Hospital in Paris, Texas, and the Board of Directors of Great Southern Wood Incorporated. Mr. Stallings earned a bachelor of science degree from Texas A&M University. Mr. Stallings’ term as a director expires at the 2009 annual meeting.

Colombe M. Nicholas, age 63, has been a director since October 1999. Since 2002, Ms. Nicholas has served as a consultant to Financo Global Consulting, the international consulting division of Financo, Inc., specializing in the fashion industry. Prior to working as a private consultant from 1999 to 2002, Ms. Nicholas served as President and Chief Executive Officer of Anne Klein Group, a women’s fashion apparel company, from August 1996 to July 1999, when the company was sold to Kasper, ASL. From December 1993 to July 1996, Ms. Nicholas served as President and Chief Executive Officer of Orr Felt Company, a family-owned business that provides felt for paper manufacturing. From April 1991 to November 1993, she was the President and Chief Operating Officer of Giorgio Armani Fashion Corporation, the largest licensee of Armani Spa, Italy. From May 1980 to January 1989, Ms. Nicholas served as President and Chief Executive Officer of Christian Dior New York, a designer fashion company. Ms. Nicholas currently serves on the Business Advisory Board of the University of Cincinnati College of Law and on the Board of Directors of Herbalife Ltd. Ms. Nicholas earned a bachelor of arts degree from the University of Dayton and a juris doctorate degree from the University of Cincinnati College of Law, and holds an honorary doctorate in business administration from Bryant College of Rhode Island. Ms. Nicholas’ term as a director expires at the 2010 annual meeting.

W. Grady Rosier, age 60, has been a director since February 2005 and has served as Lead Independent Director since February 2008. Mr. Rosier has over 30 years of experience in the retail and distribution industries. He currently serves as President and Chief Executive Officer of McLane Company, Inc., a position he has held since 1996. During this time, he helped guide the evolution of the company into a leading distributor within the grocery and food service industry. Mr. Rosier joined McLane Company in 1984 as President, McLane/Sunwest, and has since served in senior and executive management roles throughout the company’s value chain, including purchasing, distribution, marketing, and customer service. Formerly a subsidiary of Wal-Mart Stores, Inc., McLane Company was acquired by Berkshire Hathaway Inc. in May 2003. Mr. Rosier serves on the Board of Directors of Evergreen Energy Inc., a publicly traded energy company. Mr. Rosier earned a bachelor of arts degree from the University of Florida. Mr. Rosier’s term as a director expires at the 2010 annual meeting.

William D. Summitt, age 37, has been a director since October 2007. In 2005, Mr. Summitt founded and subsequently has been the Managing Member of Golconda Capital Management, LLC (“GCM”), an investment management firm, which invests primarily in the stocks of publicly-traded companies. From 1998 to 2005, Mr. Summitt was a private investor. From 1997 to 1998, Mr. Summitt was a financial analyst with Electronic Data Systems Corporation (EDS). He served on the Board of Directors of American Model United Nations, Inc., a nonprofit educational organization, from 1998 to 2004. Mr. Summitt earned a bachelor of science degree in finance from the University of Maryland. Mr. Summit’s term as a director expires at the 2010 annual meeting. Mr. Summitt was appointed to the Board in accordance with the terms of a Settlement Agreement, dated October 29, 2007, between our Company and GCM, Golconda Capital Portfolio, LP and each of Mr. Summitt and Jedd M. Fowers (collectively the “Golconda Parties”). Pursuant to the terms of the Agreement, the Golconda Parties agreed to withdraw their nomination of Mr. Summitt and Mr. Fowers for election at the 2007 annual meeting of stockholders and we agreed to expand the size of the Board of Directors from seven to eight members and to appoint Mr. Summitt to the Board of Directors, with a term expiring at the 2010 annual meeting of stockholders.

Corporate Governance Information.

Director Independence.  The Board believes the interests of the stockholders are best served by having a substantial number of objective, independent representatives on the Board. Our Board has determined the following directors are “independent,” as defined in Nasdaq’s current listing standards: James F. Gaertner, Ph.D., Roger R. Hemminghaus, George C. Lake, Colombe M. Nicholas, W. Grady Rosier, Gene Stallings and William D. Summitt. These are all of our directors other than J.S.B. Jenkins, our Chairman, President and Chief Executive Officer. Mr. Rosier serves as our Lead Independent Director.

Board Meetings and Attendance.  Our Board of Directors held five regular meetings and eight special meetings during the 2008 fiscal year. All directors attended at least 75% of the meetings of the full Board and the meetings of the committees on which they served. Although we do not have a policy that requires Board members to attend the annual meeting of stockholders, all but one of our directors attended last year’s annual meeting.

Committees.  The Board maintains the committees listed below to assist it in discharging its oversight responsibilities. Each committee is governed by a written charter approved by the full Board. These charters form an integral part of our corporate governance principles, and a copy of each charter can be found on our website at www.tandybrands.com.

Audit Committee.  James F. Gaertner, Ph.D., Roger R. Hemminghaus, George C. Lake and William D. Summitt currently serve on our Audit Committee, with Dr. Gaertner serving as the Chairperson. The Audit Committee held six meetings during the 2008 fiscal year. The primary purpose of our Audit Committee is to represent and assist the Board in discharging its oversight responsibility relating to:

•	our accounting, reporting, and financial practices, including the integrity of our financial statements and the audits of our financial statements;

•	the surveillance of administration and financial controls and our compliance with legal and regulatory requirements;

•	our independent auditor’s qualifications and independence; and

•	the performance of our internal audit function and our independent auditor.

Our Board of Directors has determined each member of the Audit Committee is “independent,” as independence is defined for audit committee members in Nasdaq’s current listing standards, meets the applicable standards for financial literacy, and that Dr. Gaertner is an “audit committee financial expert,” as defined by the SEC.

Nominations and Corporate Governance Committee.  Our Nominations and Corporate Governance Committee is currently comprised of James F. Gaertner, Ph.D., Roger R. Hemminghaus, George C. Lake, Colombe M. Nicholas, W. Grady Rosier, Gene Stallings and William D. Summitt, each of whom is “independent,” as such term for nominations committee members is defined in Nasdaq’s current listing standards. Roger R. Hemminghaus serves as the Chairperson of the committee. The Nominations and Corporate Governance Committee met twice during the 2008 fiscal year.

The primary purposes of our Nominations and Corporate Governance Committee are to:

•	make recommendations to the Board concerning the size and composition of the Board of Directors and its committees;

•	identify individuals qualified to become members of the Board of Directors and recommend that the Board select director nominees from among such qualified individuals;

•	periodically review Board procedures and performance; and

•	oversee, review and make periodic recommendations to the Board concerning our corporate governance policies.

Our Nominations and Corporate Governance Committee reviews the composition of the Board and whether the addition of directors with particular experiences, skills, or characteristics would make the Board more effective. When a need arises to fill a vacancy, or it is determined that a director possessing particular experiences, skills, or characteristics would make the Board more effective, the Nominations and Corporate Governance Committee initiates a search. As a part of the search process, the Nominations and Corporate Governance Committee may consult with other directors and members of management, and may retain a search firm to assist in identifying and evaluating potential candidates.

When considering a candidate, the Nominations and Corporate Governance Committee reviews the candidate’s expertise, experiences, skills, and characteristics. The Nominations and Corporate Governance Committee also considers whether a potential candidate will otherwise qualify for membership on the Board, and whether the potential candidate would satisfy Nasdaq’s and the SEC’s independence requirements. With respect to the expertise, experiences, skills, or characteristics necessary to serve on the Board, the Nominations and Corporate Governance Committee will only consider candidates who demonstrate the highest personal and professional integrity; have demonstrated exceptional ability and judgment; and will be most effective, in conjunction with the other Board members, in collectively serving the long-term interests of our stockholders. Other considerations include whether the candidate:

•	has served on any other boards of publicly traded companies;

•	is an active or recently retired chief executive, chief financial or chief operating officer;

•	has retail, wholesale or foreign sourcing experience;

•	has experience in corporate governance matters of publicly traded companies;

•	would be compatible with the other members of the Board;

•	has a level of familiarity with our Company and our industry; and

•	has a genuine interest in serving on the Board.

Potential candidates are interviewed by our Chief Executive Officer and members of the Nominations and Corporate Governance Committee as desired and as schedules permit. The Nominations and Corporate Governance Committee then meets to consider and approve the final candidates, and either makes its recommendation to the Board to fill a vacancy or add an additional member, or recommends a slate of candidates to the Board for nomination for election to the Board. The selection process for candidates is intended to be flexible, and the Nominations and Corporate Governance Committee, in its discretion, may deviate from the selection process when particular circumstances warrant a different approach.

The Nominations and Corporate Governance Committee unanimously recommended to the Board that J.S.B. Jenkins and George C. Lake each be nominated for re-election as directors at this year’s annual meeting of stockholders. The Board has nominated each of Mr. Jenkins and Mr. Lake to the Board of Directors and unanimously recommends you vote FOR their re-election.

The Nominations and Corporate Governance Committee will consider nominations from our stockholders. If a stockholder wishes to nominate anyone for the Board of Directors, our certificate of incorporation requires that the stockholder submit notice of the nomination to the Board at least 45 days prior to the date of the annual meeting of stockholders at which the election is to be held or, if later, within seven days after the date we give notice of the date of such meeting. The stockholder’s notice must contain the following information:

•	the name of the nominee;

•	the nominee’s business and residence addresses;

•	the nominee’s principal occupation;

•	the name and address of the nominee’s employer or business if self-employed;

•	the number of shares of our common stock beneficially owned by the nominee, if any; and

•	the number of shares of our common stock beneficially owned by the nominating stockholder.

All candidates nominated by a stockholder pursuant to the requirements above will be submitted to the Nominations and Corporate Governance Committee for its review and consideration.

Compensation Committee.  Colombe M. Nicholas, W. Grady Rosier and Gene Stallings serve on our Compensation Committee, with Ms. Nicholas serving as the Chairperson. The Compensation Committee held six meetings during the 2008 fiscal year. Each member of the Compensation Committee is “independent,” as such term for compensation committee members is defined in Nasdaq’s current listing standards. The Compensation Committee develops our compensation philosophy and objectives as a whole and reviews all compensation decisions related to our executive officers and non-employee directors.

One of the Compensation Committee’s primary responsibilities is to evaluate the performance of our Chief Executive Officer and other executive officers and to recommend the appropriate level of compensation. Other responsibilities of the Compensation Committee include, without limitation:

•	reviewing, revising and approving an appropriate peer group to facilitate benchmarking comparisons;

•	reviewing and approving annually our goals and objectives relevant to the compensation to be paid to our executive officers;

•	reviewing and approving annually the individual elements of targeted compensation for our executive officers, including base salary, target performance bonus and equity awards, and recommending such determinations to the Board of Directors for approval;

•	evaluating annually our performance in light of the performance metrics chosen with respect to the compensation payable to our executive officers and determining the actual amount of incentive compensation to be paid to them based on this evaluation and other relevant information;

•	reviewing with management matters relating to compensation;

•	reviewing, approving and making recommendations to the Board of Directors regarding employment agreements, change in control or severance arrangements and any special supplemental benefits or perquisites applicable to our executive officers; and

•	reviewing director compensation levels and practices, and recommending changes, if any, in such compensation levels and practices to the Board.

The Compensation Committee works with our executive officers with respect to the practical aspects of the design and execution of our executive compensation programs. In addition, and as part of the annual budget process, our Chief Executive Officer makes recommendations concerning proposed compensation elements for our other executive officers, including equity and non-equity incentive targets and the formulas used to determine the amounts of cash and/or equity-based incentive compensation to be awarded. Our Chief Executive Officer and other members of management also evaluate comparative data for our industry and market peers to compare proposed compensation against such peer companies and provide such information to the Compensation Committee. Following the Chief Executive Officer’s recommendations regarding our other executive officers, the Compensation Committee engages in one or more discussion sessions with and without executive management to make a final compensation determination, including compensation for our executive officers. Under specified circumstances, the Committee may delegate to our Chief Executive Officer the authority to grant incentive awards to our employees who are not directors or executive officers.

Pursuant to its charter, the Compensation Committee is authorized to obtain advice and assistance from internal or external legal, accounting or other advisors and to retain third-party compensation consultants. To that end, the committee has engaged the executive compensation firm Towers Perrin to assist in assessing and determining appropriate compensation for our executive officers based on compensation levels at comparable companies and compensation trends in the marketplace. The Compensation Committee has the sole authority to approve Towers Perrin’s fees and other retention terms in connection with these services.

Code of Ethics.  We are committed to conducting business in a lawful and ethical manner. To that end, we have adopted a Code of Business Conduct and Ethics (the “Code”) that applies to all directors, officers and other employees of our Company and our subsidiaries. A copy of the Code is available on our website at www.tandybrands.com. The Code is designed to:

•	provide guidance in addressing potentially troublesome situations involving our Company and our subsidiaries;

•	promote honest and ethical conduct, including the ethical handling of actual or apparent conflicts of interest between personal and professional relationships; and

•	promote full, fair, accurate, timely and understandable disclosure in reports and documents that we file with, or submit to, the SEC and in other public communications made by us.

We intend to disclose any amendments to, or waivers of, the Code that are required to be disclosed by the rules of the SEC and Nasdaq on our website at www.tandybrands.com within the time required following the date of the amendment or waiver.

Communicating with Directors.  Stockholders seeking to communicate with any individual member or group of our Board of Directors may send correspondence to Tandy Brands Accessories, Inc. Board of Directors, c/o Assistant Secretary, 690 East Lamar Blvd., Suite 200, Arlington, Texas 76011, or via email to board@tandybrands.com. Communications directed to Board members will be sent to our Assistant Secretary, who will forward communications to our Lead Independent Director. Our Lead Independent Director will then forward the communications to the appropriate Board member(s).

Review, Approval or Ratification of Transactions with Related Persons.  We have established a written policy regarding commercial transactions with related parties. This policy assists us in identifying, reviewing, monitoring and, as necessary, approving transactions with related parties. The policy requires that any transaction, or series of transactions, with related parties, in excess of $75,000, in which the related party has, had or will have a direct or indirect interest, be presented to our Audit Committee for approval. We have established a threshold which is lower than that required by SEC rules to ensure all potential related party transactions are identified.

Our related party transaction policy covers transactions between our Company and any (1) current director, officer, or nominee to become a director, or any person who held such a position during the prior fiscal year, (2) any person who we know to be the beneficial owner of more than 5% of our common stock, (3) any immediate family member of the foregoing, and (4) any firm, corporation or other entity in which any of the foregoing persons is employed, is a partner or principal, or in which such person has a 10% or greater beneficial ownership interest. The policy does not apply to employment relationships with our Company where the related compensation is reported pursuant to applicable SEC rules or to transactions where all stockholders receive the same proportional benefits.

In determining whether to approve or ratify a related party transaction, the Audit Committee will take into account all relevant facts and circumstances, including:

•	the benefits to our Company;

•	the impact on the independence of a member of our Board of Directors;

•	the availability of other sources for comparable products or services;

•	the terms of the transaction, including whether the terms are no less favorable than those generally available to unaffiliated third-parties in similar circumstances; and

•	the terms available to unrelated third parties or to employees generally.

Certain Employment Relationships.

We have employed Clay Jenkins, the son of J.S.B. Jenkins, our Chairman, President and Chief Executive Officer, in various capacities since December 6, 1999, most recently as our Senior Vice President of Sales. For fiscal 2008 and 2007, we paid Clay Jenkins an aggregate base salary and bonus of $159,801 and $158,842, respectively, for his services. In fiscal 2007, he was also awarded performance units for 3,200 shares of our common stock which will be issued upon vesting if we achieve 100% of the target return on non-cash assets for the performance cycle of July 1, 2006 through June 30, 2009 (the actual shares issued may be more or less than the target amount based on the actual return on non-cash assets achieved). For fiscal 2009, Clay Jenkins’ base salary is $143,170 and he is eligible to receive a bonus. We believe Clay Jenkins’ employment is in the best interest of our Company.

We have employed Jeff Karwich, the son-in-law of David Lawhon, our Vice President of Operations, in various capacities since September 15, 1994, most recently as our Senior Vice President of Operations, Men’s Division. For fiscal 2008 and 2007, we paid Jeff Karwich an aggregate base salary and bonus of $119,602 and $95,261, respectively, for his services. In fiscal 2007, he was also awarded performance units for 1,600 shares of our common stock which will be issued upon vesting if we achieve 100% of the target return on non-cash assets for the performance cycle of July 1, 2006 through June 30, 2009 (the actual shares issued may be more or less than the target amount based on the actual return on non-cash assets achieved). For fiscal 2009, Jeff Karwich’s base salary is $113,650 and he is eligible to receive a bonus. We believe Jeff Karwich’s employment is in the best interest of our Company.

Settlement Agreement with William D. Summitt.

On October 29, 2007, we entered into a Settlement Agreement with William D. Summit, a member of our Board of Directors, Golconda Capital Portfolio, LP (“GCP”), Golconda Capital Management, LLC (“GCM”) and Jedd M. Fowers (collectively the “Golconda Parties”). Mr. Summitt is the Managing Member of GCM, the general partner of GCP. Pursuant to the agreement, we appointed Mr. Summitt to our Board of Directors, ending the proxy contest with respect to the election of directors at our 2007 annual meeting of stockholders. Under the terms of the agreement, the Golconda Parties agreed to withdraw their nomination of Mr. Summitt and Mr. Fowers for election at the 2007 annual meeting of stockholders and we agreed to expand the size of the Board of Directors from seven to eight members and to appoint Mr. Summitt to the Board, with a term expiring at the 2010 annual meeting of stockholders. As part of the settlement, we paid GCM approximately $175,000 as reimbursement for actual out-of-pocket fees and expenses incurred through the date of the agreement in connection with the Golconda Parties’ activities related to the 2007 annual meeting.

Engagement of Financo, Inc.

We previously engaged Financo, Inc., an investment banking firm specializing in the apparel and accessories sector, to assist us in the evaluation of a full range of strategic alternatives to increase stockholder value, including an in-depth examination of a potential sale of our Company as well as a number of potential acquisitions and other opportunities. Since 2002, Colombe M. Nicholas, a member of our Board of Directors, has served as a consultant to Financo Global Consulting, the international consulting division of Financo, Inc. We determined that, given the state of the capital markets and the outlook for the retail industry, our best course of action was to focus on improving our core business. As a result, we terminated this engagement during fiscal 2008.

Director Compensation.

Mr. Jenkins is the only director who is also an employee of our Company. He does not receive any additional compensation for serving as a director or as Chairman of the Board. The compensation for our non-employee directors is made up of the following components:

Annual Retainer and Meeting Fees.  For the fiscal year ended June 30, 2008, our non-employee directors received an annual retainer fee of $25,000. Our non-employee Chairman and our Lead Independent Director received annualized annual retainer fees of $53,000 and $50,000, respectively. In addition, the chairperson of our Audit Committee received an annualized annual retainer fee of $7,500 and the chairpersons of our other Board committees received an annualized annual retainer fee of $5,000. Our non-employee directors, other than our non-employee Chairman, also received a fee of $1,500 for each Board meeting and each committee meeting they attended, other than Audit Committee meetings, for which the fee was $2,000 per meeting. Beginning on December 20, 2007, telephonic Board and committee meetings were paid at a rate of $750 per meeting.

Incentive Awards.  The Tandy Brands Accessories, Inc. 2002 Omnibus Plan (the “Omnibus Plan”) provides for the issuance of incentive stock options, nonqualified stock options, performance units, stock appreciation rights, and restricted stock. Under the Omnibus Plan, when a non-employee director is first elected or appointed to the

Board, he or she is granted 4,060 shares of restricted stock, or, if the Board so elects, an alternative form of award (other than an incentive stock option) with a value substantially equivalent to the value of such restricted stock. The Omnibus Plan also provides that on or about the beginning of each fiscal year, each continuing non-employee director will receive an award of 3,000 shares of restricted stock and our non-employee Chairman (if the non-employee Chairman was previously elected to the Board and continues to serve as a director) will receive an award of 4,200 shares of restricted stock. If the Board so elects, an alternative form of award (other than an incentive stock option), with a value substantially equivalent to the value of the restricted stock award, may be granted.

Stock Deferral Plan.  Our non-employee directors may elect in writing to defer receipt of all of their annual and committee chair retainer fees and meeting fees under our 1995 Stock Deferral Plan for Non-Employee Directors. All amounts deferred are credited to an account we maintain in phantom stock units which are equivalent in value to shares of our common stock, based on the average daily closing price of our common stock during the quarter in which the cash amount would otherwise have been paid.

All phantom stock units are fully vested and cannot be forfeited. Shares of stock equal to the number of phantom stock units are payable in a single distribution at the time specified in the applicable deferral election, so long as that time is not earlier than twelve months following the establishment of a particular phantom stock unit. We have the option to pay the cash value of the shares underlying the phantom stock units in lieu of issuing such shares. Phantom stock units for any declared cash dividends that would be payable on a number of shares of our common stock equal to the phantom stock units in a participating director’s account are credited to the account based on the closing price of our common stock on the dividend record date. Phantom stock units will also be adjusted for stock dividends or other capital adjustments. In the event we experience a change in control, all phantom stock units will become immediately payable.

We are authorized to issue up to 50,000 shares of our common stock under our stock deferral plan, of which 26,198 shares are still available for issuance.

Other Benefits.  We reimburse our directors for travel, lodging and related expenses they incur in attending Board and committee meetings, and we provide each director with directors’ and officers’ insurance and travel accident insurance.

DIRECTOR COMPENSATION TABLE FOR FISCAL YEAR ENDED JUNE 30, 2008

The following table sets forth the total compensation paid to our non-employee directors for services rendered in all capacities to our Company during the fiscal year ended June 30, 2008.

	Fees Earned or	Stock	All Other
	Paid in Cash	Awards	Compensation	Total
Name	($)(1)	($)(2)	($)(3)	($)

James F. Gaertner, Ph.D.	$49,750	$53,088	$503	$103,341
Roger R. Hemminghaus	$56,750	$37,920	$4,050	$98,720
George C. Lake	$58,250	$37,920	$0	$96,170
Colombe M. Nicholas	$56,000	$37,920	$0	$93,920
W. Grady Rosier	$79,834	$37,920	$0	$117,754
Gene Stallings	$51,250	$37,920	$0	$89,170
William D. Summitt	$30,950	$45,472	$0	$76,422

(1)	For Mr. Hemminghaus, Mr. Lake and Mr. Rosier, includes aggregate fees of $1,500, $6,000 and $13,500, respectively, for meetings with senior management.

(2)	The amounts shown represent the compensation costs (prior to any assumed forfeitures related to service-based vesting conditions, where applicable) recognized for financial statement reporting purposes for fiscal 2008, in accordance with Statement of Financial Accounting Standards No. 123 (revised 2004), Share-Based Payment (“SFAS No. 123R”), in connection with restricted stock awards granted under the Omnibus Plan. Therefore, such amounts may include compensation costs for awards granted in and prior to fiscal 2008. Assumptions used in calculating these amounts are described in Note of the Notes to Consolidated Financial Statements included in Item 8 of our Annual Report on Form 10-K for the fiscal year ended June 30, 2008.

The following table sets forth the number of shares underlying outstanding restricted stock awards and stock options held by each non-employee director as of June 30, 2008. The exercise prices for outstanding stock options range from $6.09 to $15.60.

	Number Outstanding at Fiscal Year-End 2008
Name	Restricted Stock Awards	Stock Options

James F. Gaertner, Ph.D.	4,934	36,269
Roger R. Hemminghaus	3,367	17,800
George C. Lake	3,367	7,300
Colombe M. Nicholas	3,367	17,800
W. Grady Rosier	3,367	5,500
Gene Stallings	3,367	21,484
William D. Summitt	4,060	0

(3)	The amounts shown include dividends earned on phantom stock units held under our 1995 Stock Deferral Plan for Non-Employee Directors. The amounts shown do not reflect the following negative changes in the market value of such phantom stock units, which are equivalent in value to shares of our common stock: Dr. Gaertner – $21,969 and Mr. Hemminghaus – $190,914. In fiscal 2008, Dr. Gaertner received a payout in cash of $19,757 under the stock deferral plan.

PROPOSAL TWO: RATIFICATION OF INDEPENDENT AUDITOR

The Audit Committee has selected Ernst & Young LLP as our independent auditor for fiscal 2009, and the Board of Directors is asking stockholders to ratify that selection. Although current law, rules and regulations, as well as the charter of the Audit Committee, require our independent auditor to be engaged, retained and supervised by the Audit Committee, the Board considers the selection of our independent auditor to be a significant matter of stockholder concern and an opportunity for our stockholders to provide direct feedback to the Board on an important issue of corporate governance.

Vote Required for Approval.  In accordance with our bylaws, approval of this proposal requires the affirmative vote of a majority of the shares of our common stock represented in person or by proxy at the meeting and entitled to vote.

Background.  Ernst & Young LLP is an internationally recognized registered public accounting firm and has been our independent auditor since 1992. In addition to retaining Ernst & Young LLP to audit our financial statements, we engage the firm to review our quarterly filings with the SEC and, from time to time, to perform other services.

The following table sets forth the fees for professional services performed by Ernst & Young LLP for the audit of our consolidated financial statements for the fiscal years ended June 30, 2008 and 2007 and fees billed for other services rendered by Ernst & Young LLP during those periods.

	Fiscal Year	Fiscal Year
	Ended	Ended
	June 30,	June 30,
	2008	2007

Audit Fees(1)	$549,550	$329,385
Audit-Related Fees(2)	$25,550	$2,495
Tax Fees(3)	$13,920	$14,977

(1)	Annual audit of consolidated financial statements and review of consolidated financial statements included in our quarterly Forms 10-Q.

(2)	Primarily due diligence related procedures in connection with our evaluation of strategic alternatives.

(3)	Tax compliance and consulting services.

The Audit Committee has adopted procedures for pre-approving all audit and permissible non-audit services to be performed by our independent auditor (the “Policy”). The Policy provides that our independent auditor may not perform any audit, audit-related, tax or other services for our Company, unless: (1) the service has been pre-approved by the Audit Committee, or (2) we engaged the independent auditor to perform the service pursuant to the pre-approval provisions of the Policy. As provided in the Policy, the Audit Committee has granted general pre-approval of certain services to be performed by the independent auditor subject to maximum fee levels for each category of service. The Audit Committee amends and/or supplements these service categories on a periodic basis and establishes the appropriate fee level annually.

The Audit Committee has authorized the Audit Committee Chairman or any of its other members to pre-approve audit and permissible non-audit services that are consistent with the SEC’s rules on auditor independence up to $25,000 per engagement. The full Audit Committee must approve engagements that exceed $25,000. The Audit Committee members report any pre-approval decisions under these procedures to the full Audit Committee at its next regularly scheduled meeting.

All requests for services to be provided by the independent auditor that do not require specific approval by the Audit Committee are submitted to our Chief Financial Officer and must include a detailed description of the services to be rendered. Our Chief Financial Officer determines whether such services are included within the list of services that have received the Audit Committee’s general pre-approval. The Audit Committee is informed on a timely basis of any such services rendered by the independent auditor.

All services provided by and all fees paid to Ernst & Young LLP in fiscal 2008 were pre-approved by the Audit Committee in accordance with the Policy.

Representatives of Ernst & Young LLP will be present at the meeting to respond to appropriate questions and they will have an opportunity to make a statement if they desire to do so.

Recommendation of the Board of Directors.  THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE “FOR” THE RATIFICATION OF ERNST & YOUNG LLP AS OUR INDEPENDENT AUDITOR FOR FISCAL 2009. To vote on this proposal, please complete, date and sign the enclosed WHITE proxy card and return it promptly in the enclosed postage-paid envelope, or vote by telephone or by Internet as instructed on the WHITE proxy card, to ensure your vote is represented.

EXECUTIVE OFFICERS

Biographical Information Regarding Our Executive Officers.

The following table lists the names and ages of our current executive officers and all positions they hold. Each of the listed officers has been elected by our Board of Directors and serves at the discretion of the Board.

Name	Age	Positions Held

J.S.B. Jenkins	65	Chairman of the Board, President and Chief Executive Officer
M.C. Mackey	55	Chief Financial Officer, Treasurer and Assistant Secretary
David Lawhon	63	Vice President of Operations
Jane A. Batts	58	President — Women’s Division

Information regarding Mr. Jenkins’ business experience can be found under “Proposal One: Election of Directors — Biographical and Other Information Regarding Our Nominees for Re-Election to our Board of Directors.”

M.C. Mackey joined our Company in December 2007 as Chief Financial Officer, Treasurer and Assistant Secretary of the Company. Prior to joining us, Mr. Mackey served as a partner with a national financial executives consulting firm from August 2005 to November 2007 and as a consultant with PricewaterhouseCoopers LLP from October 2004 to May 2005. From 2001 to 2004, Mr. Mackey was the President and Chief Operating Officer of Park Pharmacy Corporation and, within that time period, also served as interim Chief Financial Officer. Prior to his service with Park Pharmacy, from 1992 to 2001, Mr. Mackey served in various capacities with the Williamson-Dickie Manufacturing Company, including the positions of Vice President, Chief Financial Officer, Secretary and Treasurer and as a member of its Board of Directors.

David Lawhon has served as Vice President of Operations since August 2005. Mr. Lawhon has been with our Company in various capacities since 1963, and was President of our Men’s & Women’s Operations & Distribution for the two years prior to his appointment as Vice President of Operations. In his prior position, Mr. Lawhon was responsible for our manufacturing and distribution centers as well as purchasing and inventory control for the Men’s Division, ETON and the department store portion of the Women’s Division. Prior to that, Mr. Lawhon was Senior Vice President, Operations and Merchandising for the Men’s Division.

Jane A. Batts joined our Company as President of our Women’s Division in January 2006. Ms. Batts began her career in the swim industry in 1980 with Beach Patrol, where she was employed for approximately 18 years. Ms. Batts served as National Sales Manager of Rampage Swimwear from 2000 to 2001 and was Vice President of Sales for GUESS? Swimwear in 1999 and from 2001 to 2002. Ms. Batts was the Vice President of Junior Swimwear Brands from 2002 to 2003 and served as a Vice President of Calvin Klein and CK Swimwear from 2003 to 2004. Ms. Batts served as the Vice President of Sales at Fortune Swimwear from 2005 to January 2006.

There are no family relationships between any of our directors and executive officers.

EXECUTIVE COMPENSATION

SUMMARY COMPENSATION TABLE FOR FISCAL YEAR ENDED JUNE 30, 2008

The following table summarizes the compensation earned by our chief executive officer and each of our other two most highly compensated executive officers (collectively, our “named executive officers”) for fiscal 2008.

						Non-Equity
Name and Principal				Stock		Incentive Plan	All Other
Position	Year	Salary	Bonus	Awards(1)	Option Awards(1)	Compensation	Compensation(2)	Total

J.S.B. Jenkins(3)	2008	$508,818	$0	$52,209	$31,731	$0	$504,816	$1,097,574
Chairman of the Board, President and Chief Executive Officer	2007	$508,820	$0	$105,693	$62,707	$0	$465,965	$1,143,185
Morris D. Mitchell(4)	2008	$220,502	$0	$3,178	$1,931	$0	$17,732	$243,343
Former President — Men’s Division	2007	$210,001	$0	$3,171	$3,192	$44,369	$34,658	$295,391
Jane A. Batts	2008	$210,000	$0	$0	$5,245	$0	$31,456	$246,701
President — Women’s Division	2007	$210,000	$94,500	$0	$5,231	$0	$25,609	$335,340

(1)	The amounts shown represent the compensation costs (prior to any assumed forfeitures related to service-based vesting conditions, where applicable) recognized for financial statement reporting purposes for each fiscal year, in accordance with SFAS No. 123R, in connection with restricted stock awards and stock options granted under the Omnibus Plan. Therefore, such amounts may include compensation costs for awards granted in and prior to each fiscal year shown. Assumptions used in calculating these amounts are described in Note of the Notes to Consolidated Financial Statements included in Item 8 of our Annual Report on Form 10-K for the fiscal year ended June 30, 2008.

(2)	Items comprising all other compensation are described and quantified in the All Other Compensation Table below.

(3)	Mr. Jenkins does not receive any compensation for serving as a director or as Chairman of the Board. The amounts shown for Mr. Jenkins do not include the following changes in the market value of investments held by the trusts for the Benefit Restoration Plan and the former Supplemental Executive Retirement Plan: 2008 – decrease of $677,244; 2007 – increase of $289,223.

(4)	Mr. Mitchell resigned from our Company effective September 5, 2008.

The following table provides detail regarding each component of the All Other Compensation column in the Summary Compensation Table for fiscal 2008.

All Other Compensation Table

		Company		Company Matching
		Contributions to		Contributions	Perquisites and
		Retirement and	Insurance	Under Stock	Other Personal
Name	Year	401(k) Plans(1)	Premiums(2)	Purchase Program	Benefits(3)	Total

J.S.B. Jenkins	2008	$435,578	$24,421	$25,441	$19,376	$504,816
Morris D. Mitchell	2008	$6,800	$2,372	$4,134	$4,425	$17,731
Jane A. Batts	2008	$7,531	$2,577	$15,358	$5,990	$31,456

(1)	Represents Company contributions to the Employees Investment Plan and, for Mr. Jenkins, contributions to the Benefit Restoration Plan and an accrual of $330,593, plus accrued interest of $43,507, pursuant to an agreement entered into in connection with the termination of our Supplemental Executive Retirement Plan in 2005.

(2)	Represents premiums paid for life, accidental death and dismemberment and disability insurance.

(3)	Represents the taxable income value of company-owned automobiles and amounts paid for preventive medical care and country and travel club fees.

Elements of Our Compensation Program.

Base Salary.  To attract and retain executive officers, we pay our executive officers a base salary at a level that is competitive with the companies with which we compete. In setting these salaries, the Compensation Committee considers the scope of the executive’s responsibilities, unique skill sets and experience, individual contributions, market conditions, current compensation compared to peer and competitor companies, and the specific actions and strategic activities of each executive officer for the prior year.

Annual Incentive Bonus.  For fiscal 2008, the Board of Directors, upon the recommendation of the Compensation Committee, adopted incentive bonus plans for our executive officers, including our named executive officers, which, in the judgment of the Compensation Committee and the Board of Directors, would facilitate our overall growth and performance. Mr. Jenkins’ annual incentive bonus was set at a target amount of 75% of base salary based on the achievement of 100% of the pretax income set forth in our Company’s original plan for the fiscal year. Additionally, a minimum level for bonus payout was established at 70% of the pretax income set forth in our Company’s original plan, pursuant to which no bonus would be paid if our pretax income was below this threshold for fiscal 2008. Mr. Mitchell’s and Ms. Batts’ potential bonuses were based on achieving specific goals with respect to revenue, net income and inventory targets for the men’s and women’s segments, respectively. Mr. Mitchell’s and Ms. Batts’ annual incentive bonuses were set at target amounts ranging from 24% to 26% of base salary. To achieve any bonus, such named executive officers had to achieve at least 90% of their goals with respect to revenue, 70% with respect to pretax income and 90% with respect to inventory. Their incentive bonuses could exceed the established target bonus if the segment goals were exceeded (capped at achieving 120% of performance targets). Based on our performance in fiscal 2008, none of our named executive officers earned any annual incentive bonus.

Long-Term Compensation.  Equity is our only form of long-term incentive compensation. In general, our practice has been to grant equity awards to our executive officers at the beginning of our fiscal year based on the prior year’s overall performance. These awards have been designed to reward our executives for their past performance and, as we succeed, reward them for their future contributions to that success, thus aligning their long-term incentive compensation with our long-term success. These grants typically have consisted of a mix of restricted stock and stock options. Grants of restricted stock would typically vest in a single installment three years following the date of grant and stock options would typically vest in one-third increments on the anniversary of the date of grant of the option, provided the executive continues employment. For fiscal 2008, the Compensation Committee determined to not make a grant of restricted stock or stock options to our executive officers. This determination was based on the Committee’s view that our overall financial performance for fiscal 2007 did not merit such a grant.

Perquisites.  We generally offer a very limited range of perquisites, except under special circumstances, (for example, if we are attracting or relocating a new executive). Apart from such special circumstances, the only perquisites we offer to our named executive officers, which are not generally available to our employees, are the use of a company-owned vehicle and the payment of certain preventive medical care and country club and travel club fees.

Retirement Plans.

Employees Investment Plan.  Our named executive officers participate in our 401(k) plan, which we refer to as the “Employees Investment Plan.” Our Employees Investment Plan is open to substantially all of our full-time employees who have completed one year of service. Eligible employees may contribute up to 25% of their annual compensation to the plan on a pretax basis. We, at our discretion, match 100% of employee contributions up to 5% of compensation. The plan allows participants to direct the investment of both employee and matching employer contributions from a variety of investment alternatives, one of which is our common stock. Our named executive officers participate in this plan in the same manner as all other employees.

Benefit Restoration Plan.  In addition to the Employees Investment Plan, we offer a supplemental retirement plan, which we refer to as the “Benefit Restoration Plan.” The Benefit Restoration Plan is a multi-fund nonqualified deferred compensation plan, the purpose of which is to restore retirement benefits on behalf of a small group of our management and highly compensated employees who are eligible to make contributions to our Employees Investment Plan, the amount of which is reduced due to limitations imposed by the Internal Revenue Code.

The plan permits participants to defer between 1% and 10% of annual compensation (generally W-2 earnings), reduced by the total contributions made by the participant to the Employees Investment Plan. Participants may direct the investment of their contributions in various investment alternatives, including our common stock.

Within 30 days after the end of each calendar quarter, we make matching contributions to the Benefit Restoration Plan on behalf of each participant equal to 150% of the amount deferred by the participant during the quarter. All matching contributions are invested solely in our common stock. A participant’s deferral amounts, matching contributions and earnings on those amounts vest immediately. Earnings include amounts earned on investments held by the trust established for the purpose of setting aside funds to settle obligations under the Benefit Restoration Plan, including dividends earned on our common stock. Payments of a participant’s benefit will be made, at the election of the participant, either in a lump sum in cash, or in cash payments in monthly installments over a period not to exceed 10 years, commencing on the earlier of (1) the date specified by the participant, provided such date is no earlier than the last day of the five-year period commencing on the date of the participant’s election or (2) the date the participant’s employment is terminated. Currently, Mr. Jenkins is the only named executive officer who qualifies for participation in this plan.

Acknowledgement and Release Agreement in Connection with Former Supplemental Executive Retirement Plan.  In September 2005, we terminated the Tandy Brands Accessories, Inc. Supplemental Executive Retirement Plan (the “SERP”), a nonqualified defined benefit plan in which a select group of our executive officers were eligible to participate. In connection with its termination, we entered into an Acknowledgment and Release Agreement with J.S.B. Jenkins, who was the only actively employed participant in the SERP when it was terminated. Under the agreement, Mr. Jenkins waived his right to any benefit which he had accrued under or to which he would be entitled as a result of the termination of the SERP in return for (1) the balance, as of the effective date of the termination of the SERP and after the payment of any other benefits due and payable under the SERP to any other participants, of any funds remaining in the trust established by our Company to satisfy our obligations under the SERP, plus (2) an additional $330,593 for each of the fiscal years ending June 30, 2006, 2007 and 2008, together with interest at a rate per year equal to our cost of borrowing. The funds remaining in the trust, together with any additional contributions to the trust in satisfaction of our obligations under the agreement, will continue to be invested under the terms of the trust. Mr. Jenkins has elected payment of his benefits in a lump sum after his termination of employment with our Company.

Other Employee Benefit Plans.  Our named executive officers participate in our Stock Purchase Program which provides our employees an opportunity for convenient and regular personal investments in our common stock. It is open to all full-time employees who have been employed at least six months, but less than one year, or who have been employed one year or more and are contributing to our Employees Investment Plan. Under the program, participants may contribute either 5% or 10% of their earnings and we match 25% or 50% of each participant’s contribution depending on their length of employment and other considerations. All contributions are invested in our common stock which is distributed annually to the participants. All stock (and cash for any fractional shares) credited to a participant’s account will be delivered on the death of the participant, the termination of the participant’s employment, retirement at age 65 or older, or withdrawal in full from participation in the program. Our named executive officers participate in the Stock Purchase Program on the same terms as our other employees.

Severance (Change in Control) Agreements.  In July 1999, we entered into a severance agreement with J.S.B. Jenkins. Mr. Jenkins’ severance agreement has a three-year term, but is automatically extended on a year-to-year basis after the end of each term unless a change in control, as defined in the agreement, occurs. The benefits provided under the severance agreement, which are discussed in more detail below under “Potential Payments Upon Termination or Change in Control,” are intended to ensure an orderly transition of leadership in the event of a change in control and to ensure Mr. Jenkins is not influenced by his personal situation and is able to be objective in evaluating any potential change in control transaction. We do not have severance agreements with any other named executive officer.

OUTSTANDING EQUITY AWARDS AS OF JUNE 30, 2008

The following table sets forth certain information concerning outstanding stock options and stock awards, including unvested restricted stock and performance units, at fiscal year-end 2008 for each named executive officer, based on the closing price of our common stock of $5.51 on June 30, 2008.

	Option Awards				Stock Awards
								Equity
							Equity	Incentive
							Incentive	Plan Awards:
							Plan Awards:	Market or
						Market	Number of	Payout Value
					Number of	Value of	Unearned	of Unearned
					Shares or	Shares or	Shares, Units	Shares, Units
					Units of	Units of	or Other	or Other
	Number of Securities				Stock That	Stock That	Rights That	Rights That
	Underlying Unexercised		Option	Option	Have Not	Have Not	Have Not	Have Not
	Options (#)		Exercise	Expiration	Vested	Vested	Vested	Vested
Name	Exercisable	Unexercisable(1)	Price ($)	Date	(#)(2)	($)	(#)(3)	($)

J.S.B. Jenkins	15,000	0	$17.5625	08/11/08	14,818	$81,647	29,636	$163,294
	25,000	0	$16.8130	07/01/09
	32,500	0	$8.1250	07/01/10
	40,000	0	$5.6300	07/01/11
	40,000	0	$11.6650	07/01/12
	29,700	0	$12.0650	07/01/13
	29,700	0	$13.2605	07/01/14
	16,356	8,178	$10.5700	07/01/15
Morris D. Mitchell	500	0	$13.3750	04/01/14	902	$4,970	5,620	$30,966
	1,000	0	$13.2605	07/01/14
	995	498	$10.5700	07/01/15
Jane A. Batts	2,667	1,333	$10.4500	03/01/16	—	—	5,620	$30,966

(1)	Stock options vest as follows:

Expiration Date	Grant Date	Vesting Terms	Full Vesting

07/01/15	07/01/05	1/3 per year	07/01/08
03/01/16	03/01/06	1/3 per year	03/01/09

(2)	Restricted stock awards vested on July 1, 2008.

(3)	Performance units vest at the end of a three-year performance cycle measured from July 1, 2006 to June 30, 2009, based on the achievement of a 6.73% return on non-cash assets. The number of performance units which may vest and be settled in shares of common stock ranges from 0% to 150% of the 6.73% return on non-cash assets target payout, based on the actual return on non-cash assets achieved. We do not anticipate any payout under these awards.

POTENTIAL PAYMENTS UPON TERMINATION OR CHANGE IN CONTROL

Severance (Change in Control) Agreements.

We do not have employment agreements with any of our named executive officers, nor do we have severance agreements with any of our named executive officers, other than J.S.B. Jenkins. In July 1999, we entered into a severance agreement with Mr. Jenkins, which has a three-year term, but is automatically extended on a year-to-year basis after the end of each term unless a change in control, as defined in the agreement, occurs. The purpose of the severance agreement is to ensure an orderly transition of leadership in the event of a change in control and to ensure Mr. Jenkins is not influenced by his personal situation and is able to be objective in evaluating any potential change in control transaction. If a change in control occurs, the severance agreement will remain in effect until all benefits which are due under the agreement have been paid. If, within three years after a change in control occurs,

Mr. Jenkins’ employment is terminated, other than as a result of permanent disability or for cause, or he terminates his employment as a result of certain events, he will be entitled to an amount equal to 200% of his aggregate base salary plus annual incentive pay. In addition, if a change in control occurs:

•	all of his stock options will immediately vest;

•	all restrictions on any restricted stock will lapse; and

•	the performance units granted prior to the change in control will vest, regardless of whether the performance goals have been attained.

Under the severance agreement, Mr. Jenkins will, for two years following termination after a change in control, continue to receive the same employee benefits he received prior to termination. All amounts payable under Mr. Jenkins’ severance agreement cannot exceed 299% of his “base amount” as determined under the Internal Revenue Code.

Equity Benefit Plans.

In addition to the severance arrangement described above, our equity benefit plans (including the Omnibus Plan) and the agreements governing the awards granted thereunder generally provide the following benefits in the event of a named executive officer’s termination of employment with our Company under specified circumstances, including a change in control.

	Restricted		2006
	Stock Awards	Stock Options	Performance Units

Voluntary Termination	All unvested shares are forfeited	Stock options expire three months following termination or 10 years from the date of grant, whichever occurs first; no acceleration of vesting	Award is forfeited
For Cause Termination	All unvested shares are forfeited	Stock options expire immediately	Award is forfeited
Retirement	All unvested shares are forfeited	In our Company’s discretion, stock options become immediately exercisable for a period of 36 months from the date of retirement or 10 years from the date of grant, whichever occurs first	Award vests at end of performance cycle, prorated based on length of employment during performance cycle
Involuntary — Not for Cause Termination	All unvested shares are forfeited	Stock options expire three months following termination or 10 years from the date of grant, whichever occurs first; no acceleration of vesting	Award fully vests at end of performance cycle
Termination by Employee for “Good Reason”	All unvested shares are forfeited	Stock options expire three months following termination or 10 years from the date of grant, whichever occurs first; no acceleration of vesting	Award fully vests at end of performance cycle

	Restricted		2006
	Stock Awards	Stock Options	Performance Units

Death or Permanent Disability	All unvested shares are forfeited	Stock options become immediately exercisable for (1) in the case of death, a period of 12 months and, in the case of disability, a period of 36 months or (2) 10 years from the date of grant, whichever occurs first	Award vests at end of performance cycle, prorated based on length of employment during performance cycle
Change in Control	All restrictions automatically expire	Stock options become immediately exercisable for a period of 60 days following the date of the change in control	Award fully vests at end of performance cycle

A change in control generally includes, among other events, a merger or consolidation of our Company under specified circumstances; a transfer (other than a transfer by way of pledge) of all or substantially all of our assets; the approval by our stockholders of a plan for liquidation or dissolution of our Company; certain changes in the composition of our Board of Directors; the acquisition of beneficial ownership of 20% or more of the voting power of our Company (30% under Mr. Jenkins’ severance agreement); and certain bankruptcy proceedings.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS

Stock Ownership of Five Percent or Greater Stockholders.

Unless otherwise indicated, the following table sets forth information as of September 1, 2008, with respect to the shares of our common stock beneficially owned by each person known to us to be the beneficial owner of more than 5% of our common stock. As of September 1, 2008, 6,998,462 shares of our common stock were issued and outstanding.

	Number of Shares	Percentage of
Name and Address of Beneficial Owner	Beneficially Owned(1)	Ownership

Tandy Brands Accessories, Inc. Employees Investment Plan and Benefit Restoration Plan Trust 690 East Lamar Blvd., Suite 200 Arlington, Texas 76011	462,355(2)	6.61%
Advisory Research, Inc. 180 North Stetson St. Suite 5500 Chicago, Illinois 60601	703,998(3)	10.06%
Dimensional Fund Advisors LP 1299 Ocean Avenue Santa Monica, California 90401	529,029(4)	7.56%
Franklin Advisory Services, LLC One Parker Plaza, 9th Floor Fort Lee, NJ 07024	540,000(5)	7.72%
NSL Capital Management, LLC 303 E. Berger Street Santa Fe, New Mexico 87505	419,422(6)	5.99%
J.S.B. Jenkins 690 East Lamar Blvd., Suite 200 Arlington, Texas 76011	813,608(7)	11.26%

(1)	Shares are deemed to be “beneficially owned” by a person if such person, directly or indirectly, has or shares (a) voting power with respect to such shares, including the power to vote or to direct the voting of such shares, or (b) investment power with respect to such shares, including the power to dispose or to direct the disposition of such shares. In addition, a person is deemed to be the beneficial owner of shares if such person has the right to acquire beneficial ownership of such shares within 60 days.

(2)	Voting power of the shares held pursuant to the Tandy Brands Accessories, Inc. Employees Investment Plan and Benefit Restoration Plan Trust is vested in Comerica Bank, as trustee, which votes the shares in accordance with the terms of the respective plans.

(3)	Based upon a Schedule 13G filed on February 14, 2008.

(4)	Based upon a Schedule 13G filed on February 6, 2008.

(5)	Based upon a Schedule 13G filed on February 5, 2007.

(6)	Based upon a Schedule 13D filed on February 22, 2008.

(7)	Includes 436,028 shares held of record, 221,434 shares subject to stock options exercisable within 60 days, approximately 9,129 shares held indirectly through our Stock Purchase Program and approximately 147,017 shares held indirectly through our Employees Investment Plan; but does not include approximately 96,025 phantom stock units held indirectly through our Benefit Restoration Plan or 47,119 shares held by certain irrevocable family trusts in which Mr. Jenkins has no beneficial interest.

Stock Ownership of Our Directors and Executive Officers.

Unless otherwise indicated, the following table sets forth information as of September 1, 2008, with respect to the shares of our common stock beneficially owned by each of our directors, our named executive officers, and our directors, named executive officers and other executive officers as a group. As of September 1, 2008, 6,998,462 shares of our common stock were issued and outstanding.

	Number of Shares		Percentage of
Name of Beneficial Owner	Beneficially Owned(1)		Ownership

James F. Gaertner, Ph.D.	57,420	(2)	*
Roger R. Hemminghaus	55,775	(3)	*
J.S.B. Jenkins	813,608	(4)	11.26%
George C. Lake	17,200	(5)	*
Colombe M. Nicholas	26,545	(6)	*
W. Grady Rosier	17,900	(7)	*
Gene Stallings	33,816	(8)	*
William D. Summitt	83,581	(9)	1.19%
Morris D. Mitchell	8,557	(10)	*
Jane A. Batts	13,916	(11)	*
All directors, named executive officers and other executive officers as a group (12 persons)	1,174,021	(12)	15.91%

*	Represents less than 1%.

(1)	Shares are deemed to be “beneficially owned” by a person if such person, directly or indirectly, has or shares (a) voting power with respect to such shares, including the power to vote or to direct the voting of such shares, or (b) investment power with respect to such shares, including the power to dispose or to direct the disposition of such shares. In addition, a person is deemed to be the beneficial owner of shares if such person has the right to acquire beneficial ownership of such shares within 60 days. Directors and officers have sole voting and investment power with respect to the shares shown unless otherwise indicated below.

(2)	Includes 18,974 shares held of record, 36,269 shares subject to stock options exercisable within 60 days, and 2,177 shares attributable to ownership of phantom stock units under our 1995 Stock Deferral Plan for Non-Employee Directors.

(3)	Includes 12,245 shares held of record, 17,800 shares subject to stock options exercisable within 60 days, and 25,729 shares attributable to ownership of phantom stock units held under our 1995 Stock Deferral Plan for Non-Employee Directors.

(4)	Includes 436,028 shares held of record, 221,434 shares subject to stock options exercisable within 60 days, approximately 9,129 shares held indirectly through our Stock Purchase Program and approximately 147,017 shares held indirectly through our Employees Investment Plan; but does not include approximately 96,025 phantom stock units held indirectly through our Benefit Restoration Plan or 47,119 shares held by certain irrevocable family trusts in which Mr. Jenkins has no beneficial interest.

(5)	Includes 9,900 shares held of record and 7,300 shares subject to stock options exercisable within 60 days.

(6)	Includes 8,745 shares held of record and 17,800 shares subject to stock options exercisable within 60 days.

(7)	Includes 12,400 shares held of record and 5,500 shares subject to stock options exercisable within 60 days.

(8)	Includes 12,332 shares held of record and 21,484 shares subject to stock options exercisable within 60 days.

(9)	Includes 14,060 shares held of record, 300 shares held in Mr. Summitt’s wife’s IRA and 69,221 shares held by Golconda Capital Portfolio, L.P. Mr. Summitt is the Managing Member of Golconda Capital Management, LLC, the general partner of Golconda Capital Portfolio, L.P.

(10)	Includes 4,961 shares held of record, 2,993 shares subject to stock options exercisable within 60 days and approximately 603 shares held indirectly through our Stock Purchase Program.

(11)	Includes 7,382 shares held of record, 2,667 shares subject to stock options exercisable within 60 days and approximately 3,867 shares held indirectly through our Stock Purchase Program.

(12)	Includes 616,310 shares held of record, 352,714 shares subject to stock options exercisable within 60 days, approximately 16,983 shares held indirectly through our Stock Purchase Program, approximately 160,107 shares held indirectly through our Employees Investment Plan and 27,906 shares attributable to phantom stock units held under our 1995 Stock Deferral Plan for Non-Employee Directors; but does not include approximately 96,140 phantom stock units held indirectly through our Benefit Restoration Plan.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Securities Exchange Act of 1934 requires our executive officers and directors and persons who own more than 10% of our common stock to file reports with the SEC. These persons must file initial reports of ownership on Form 3 as well as reports of changes in ownership of common stock and other equity securities of our Company on Forms 4 and 5. Executive officers, directors and greater than 10% stockholders are required by federal regulations to provide us with copies of all reports they file pursuant to Section 16(a).

Based solely on a review of the copies of reports made available to us and/or written representations that no other reports are required, to our knowledge, our executive officers, directors and greater than 10% stockholders complied with all applicable Section 16(a) filing requirements during the fiscal year ended June 30, 2008.

REPORT OF AUDIT COMMITTEE

The Audit Committee oversees the Company’s financial reporting process on behalf of the Board of Directors. Management has the primary responsibility for preparing the Company’s financial statements and the Company’s reporting process, including the system of internal controls. In fulfilling its oversight responsibilities, the Audit Committee reviewed and discussed the audited financial statements included in the Company’s Annual Report on Form 10-K for the year ended June 30, 2008 with management. This review included a discussion of the quality, not just the acceptability, of the accounting principles, the reasonableness of significant judgments, and the clarity of disclosures in the financial statements.

The Audit Committee reviewed with representatives of the independent auditor, which is responsible for expressing an opinion on the conformity of the audited financial statements with generally accepted accounting principles, their judgments as to the quality, not just the acceptability, of the Company’s accounting principles and such other matters as are required to be discussed with the Audit Committee under generally accepted auditing standards.

In addition, the Audit Committee has discussed with representatives of the independent auditor the matters required to be discussed by Statement on Auditing Standards No. 61, as amended (Communication with Audit Committees). The Audit Committee received from the independent auditor the written disclosures and the letter required by Independence Standards Board Standard No. 1 (Independence Discussions with Audit Committees), as adopted by the Public Accounting Oversight Board (United States), and discussed with the representatives of the independent auditor their independence from the Company and management. The Audit Committee also considers whether the independent auditor’s provision of non-audit services to the Company, if any, is compatible with the auditor’s independence.

The Audit Committee discussed with representatives of the Company’s independent auditor the overall scope and plans for their audit, including deliverables and timing. The Audit Committee meets with the representatives of the independent auditor, with and without management present, to discuss the results of their examinations, their evaluations of internal controls, and the overall quality of the Company’s financial reporting. The Audit Committee also meets with the representatives of the Company’s internal auditor, with and without management present, to discuss the results and other aspects of the internal audit function. The Audit Committee held six meetings during fiscal 2008.

The members of the Audit Committee are not professionally engaged in the practice of auditing or accounting and are not experts in the fields of accounting or auditing, including in respect to auditor independence. Members of the Audit Committee rely, without independent verification, on the information provided to them and on the representations made by management and the Company’s independent auditor. Accordingly, the Audit Committee’s oversight does not provide an independent basis to determine that management has maintained appropriate accounting and financial reporting principles or appropriate internal controls and procedures designed to assure compliance with accounting standards and applicable laws and regulations. Furthermore, the Audit Committee’s considerations and discussions referred to above do not assure that the audit of the Company’s financial statements has been carried out in accordance with generally accepted auditing standards, or that the financial statements are presented in accordance with generally accepted accounting principles, or that the Company’s auditor is in fact “independent.”

Based on the Company’s discussions with management, the Company’s internal auditor and representatives of the Company’s independent auditor, and in reliance on the reviews and discussions referred to above, the Audit Committee recommended to the Board of Directors, and the Board of Directors has approved, inclusion of the audited consolidated financial statements of the Company in the Company’s Annual Report on Form 10-K for the year ended June 30, 2008, for filing with the Securities and Exchange Commission.

AUDIT COMMITTEE

JAMES F. GAERTNER, PH.D., CHAIRMAN
ROGER R. HEMMINGHAUS
GEORGE C. LAKE
WILLIAM D. SUMMITT

Appendix A

INFORMATION CONCERNING PARTICIPANTS IN OUR COMPANY’S
SOLICITATION OF PROXIES

Under applicable SEC regulations, the members of our Company’s Board of Directors, the Board of Directors’ nominees and our executive officers may be deemed to be “participants” with respect to our solicitation of proxies in connection with our 2008 annual meeting of stockholders. Certain information about the persons who may be deemed “participants” is provided below.

Name, Present Principal Occupation and Principal Business Address for Each Participant.

The names of our directors, director nominees and executive officers and their principal occupations are set forth below. The business address for each individual listed below is Tandy Brands Accessories, Inc., 690 East Lamar Blvd., Suite 200, Arlington, Texas 76011.

Name	Present Principal Occupation

Directors and Director Nominees
James F. Gaertner, Ph.D.	President, Sam Houston State University
Roger R. Hemminghaus	Chairman of the Board, CTS Corporation
J.S.B. Jenkins	Chairman of the Board, President and Chief Executive Officer, Tandy Brands Accessories, Inc.
George C. Lake	Founder and Managing Partner, Lake Real Estate and Investments
Colombe M. Nicholas	Consultant, Financo Global Consulting
W. Grady Rosier	President and Chief Executive Officer, McLane Company, Inc.
Gene Stallings	Rancher, Author and Private Investor
William D. Summitt	Managing Member, Golconda Capital Management, LLC

Executive Officers Who are Not Directors or Director Nominees
M.C. Mackey	Chief Financial Officer, Treasurer and Assistant Secretary, Tandy Brands Accessories, Inc.
David Lawhon	Vice President of Operations, Tandy Brands Accessories, Inc.
Jane A. Batts	President - Women’s Division, Tandy Brands Accessories, Inc.

Information Regarding Ownership of Our Company’s Securities by Participants.

The number of shares of common stock held by our directors, director nominees and named executive officers as of September 1, 2008 is set forth in this proxy statement under “Security Ownership of Certain Beneficial Owners — Stock Ownership of Our Directors and Executive Officers.” The number of shares of our common stock held by other participants as of September 1, 2008 is set forth below. None of the participants owns any shares of our common stock of record that they do not also own beneficially. As of September 1, 2008, 6,998,462 shares of our common stock were issued and outstanding.

	Number of Shares		Percentage
Name of Participant	Beneficially Owned(1)		Of Ownership

M.C. Mackey	8,245	(2)	*
David Lawhon	37,458	(3)	*

*	Represents less than 1%.

(1)	Shares are deemed to be “beneficially owned” by a person if such person, directly or indirectly, has or shares (a) voting power with respect to such shares, including the power to vote or to direct the voting of such shares, or (b) investment power with respect to such shares, including the power to dispose or to direct the disposition of such shares. In addition, a person is deemed to be the beneficial owner of shares if such person has the right to acquire beneficial ownership of such shares within 60 days. The participants have sole voting and investment power with respect to the shares shown.

(2)	Includes 5,000 shares held of record and approximately 3,245 shares held indirectly through our Stock Purchase Program.

(3)	Includes 4,762 shares held of record, 19,467 shares subject to stock options exercisable within 60 days, approximately 139 shares held indirectly through our Stock Purchase Program and approximately 13,090 shares held indirectly through our Employees Investment Plan; but does not include approximately 115 phantom stock units held indirectly through our Benefit Restoration Plan.

Information Regarding Transactions in Our Company’s Securities by Participants.

The following table sets forth all transactions that may be deemed purchases and sales of shares of our common stock by our directors, director nominees and executive officers between September 1, 2006 and September 1, 2008. Unless otherwise indicated, to our knowledge, all transactions were in the open market or pursuant to our equity compensation plans and none of the purchase price or market value of those shares is represented by funds borrowed or otherwise obtained for the purpose of acquiring or holding such securities.

Name	Date	Number of Shares	Transaction Type

James F. Gaertner, Ph.D.	09/30/2006	11	(5)
	12/31/2006	10	(5)
	03/30/2007	12	(5)
	06/29/2007	13	(5)
	07/02/2007	4,200	(6)
	09/28/2007	15	(5)
	12/31/2007	17	(5)
	01/02/2008	(2,017)	(7)
	03/31/2008	18	(5)
	06/30/2008	16	(5)
	07/01/2008	3,000	(6)
Roger R. Hemminghaus	09/30/2006	1,307.9200	(5)
	09/30/2006	61	(5)
	12/31/2006	58	(5)
	12/31/2006	1,174.5690	(5)

Name	Date	Number of Shares	Transaction Type

	03/30/2007	76	(5)
	06/29/2007	79	(5)
	07/02/2007	3,000	(6)
	09/28/2007	94	(5)
	12/31/2007	104	(5)
	03/31/2008	209	(5)
	06/30/2008	185	(5)
	07/01/2008	3,000	(6)
J.S.B Jenkins	09/11/2006	424.8622	(1)
	09/15/2006	(4,200)	(2)
	09/30/2006	593.1120	(3)
	10/13/2006	1,948.3361	(1)
	10/23/2006	180.4975	(1)
	11/02/2006	567.3920	(3)
	11/06/2006	318.9545	(1)
	11/30/2006	536.5300	(3)
	12/08/2006	351.4546	(1)
	12/29/2006	540.1020	(3)
	01/04/2007	1,927.2634	(1)
	01/22/2007	174.2136	(1)
	01/31/2007	516.4460	(3)
	02/28/2007	493.6040	(3)
	03/30/2007	489.6450	(3)
	04/25/2007	248.6203	(1)
	04/30/2007	492.3053	(3)
	05/01/2007	115.9817	(1)
	05/31/2007	527.2694	(3)
	05/31/2007	353.0896	(1)
	06/29/2007	514.1873	(3)
	07/11/2007	1,501.9062	(1)
	07/26/2007	257.4484	(1)
	07/31/2007	506.0501	(3)
	08/08/2007	348.521	(1)
	08/24/2007	(3,201)	(4)
	08/31/2007	560.6057	(3)
	09/07/2007	378.7121	(1)
	09/28/2007	583.3049	(3)
	10/03/2007	2,233.4723	(1)
	10/22/2007	305.4987	(1)
	10/31/2007	598.7292	(3)
	11/02/2007	394.612	(1)
	11/30/2007	638.6424	(3)

Name	Date	Number of Shares	Transaction Type

	12/04/2007	451.0143	(1)
	12/31/2007	687.5489	(3)
	01/07/2008	2,582.6942	(1)
	01/24/2008	391.7603	(1)
	01/31/2008	743.1837	(3)
	02/29/2008	928.8412	(3)
	03/31/2008	1,109.0218	(3)
	04/22/2008	801.7201	(1)
	04/30/2008	1,467.0942	(3)
	05/30/2008	1,379.1829	(3)
	06/06/2008	739.2914	(1)
	06/30/2008	1,141.3385	(3)
	07/11/2008	4,355.8776	(1)
	07/23/2008	637.1571	(1)
	07/31/2008	1,193.0443	(3)
	08/18/2008	702.2783	(1)
	08/29/2008	1,166.5028	(3)
George C. Lake	07/02/2007	3,000	(6)
	07/01/2008	3,000	(6)
Colombe M. Nicholas	07/02/2007	3,000	(6)
	07/01/2008	3,000	(6)
W. Grady Rosier	07/02/2007	3,000	(6)
	07/01/2008	3,000	(6)
Gene Stallings	05/01/2007	750	(8)
	07/02/2007	3,000	(6)
	07/01/2008	3,000	(6)
William D. Summitt	09/29/2006	2,100	(2)
	10/23/2006	4,000	(2)
	01/25/2007	1,890	(2)
	03/09/2007	1,500	(2)
	03/09/2007	2,700	(2)
	04/04/2007	(700)	(2)
	04/18/2007	2,100	(2)
	04/20/2007	3,700	(2)
	04/24/2007	1,500	(2)
	04/25/2007	5,400	(2)
	05/11/2007	500	(2)
	05/17/2007	3,000	(2)
	06/13/2007	2,924	(2)
	07/24/2007	1,300	(2)
	08/06/2007	1,203	(2)
	08/07/2007	600	(2)
	08/08/2007	600	(2)

Name	Date	Number of Shares	Transaction Type

	08/09/2007	1,400	(2)
	08/11/2007	5,500	(2)
	08/14/2007	1,415	(2)
	08/15/2007	1,700	(2)
	08/16/2007	800	(2)
	08/17/2007	100	(2)
	08/20/2007	1,065	(2)
	08/21/2007	2,000	(2)
	10/29/2007	4,060	(6)
	07/01/2008	3,000	(6)
M.C. Mackey	12/10/2007	5,000	(6)
	02/29/2008	182.5484	(3)
	03/31/2008	455.5362	(3)
	04/30/2008	602.6389	(3)
	05/30/2008	566.5062	(3)
	06/30/2008	468.8104	(3)
	07/31/2008	490.0861	(3)
	08/29/2008	479.1468	(3)
David Lawhon	09/11/2006	114.5738	(1)
	09/30/2006	209.8280	(3)
	10/31/2006	200.7290	(3)
	11/30/2006	189.8110	(3)
	12/29/2006	191.0740	(3)
	01/31/2007	91.3520	(3)
	02/28/2007	87.3120	(3)
	03/30/2007	86.6110	(3)
	04/30/2007	87.0821	(3)
	05/31/2007	93.2668	(3)
	06/29/2007	90.9527	(3)
	07/31/2007	94.4870	(3)
	08/31/2007	104.6733	(3)
	09/28/2007	108.9116	(3)
	10/31/2007	111.7915	(3)
	11/30/2007	119.2439	(3)
	12/31/2007	128.3755	(3)
	01/31/2008	138.7633	(3)
Jane A. Batts	09/30/2006	225.9589	(3)
	10/31/2006	215.4740	(3)
	11/30/2006	204.4026	(3)
	12/29/2006	308.6456	(3)
	01/31/2007	196.7512	(3)
	02/28/2007	188.0492	(3)
	03/30/2007	186.5407	(3)
	04/30/2007	187.5551	(3)

Name	Date	Number of Shares	Transaction Type

	05/31/2007	200.8754	(3)
	06/29/2007	293.8373	(3)
	07/31/2007	192.7914	(3)
	08/31/2007	1,462.9917	(3)
	09/28/2007	222.2234	(3)
	10/31/2007	229.1389	(3)
	11/30/2007	363.8498	(3)
	12/31/2007	261.9376	(3)
	01/31/2008	283.1329	(3)
	02/29/2008	364.4775	(3)
	03/31/2008	435.1805	(3)
	04/30/2008	575.7099	(3)
	05/30/2008	811.7877	(3)
	06/30/2008	448.6737	(3)
	07/31/2008	477.2646	(3)
	08/29/2008	470.4350	(3)

(1)	Acquisition of phantom stock units under the Tandy Brands Accessories, Inc. Benefit Restoration Plan.

(2)	Open market purchase (sale).

(3)	Acquisition under the Tandy Brands Accessories, Inc. Stock Purchase Program.

(4)	Withholding of shares in connection with vesting of restricted stock.

(5)	Acquisition of phantom stock units under the Tandy Brands Accessories, Inc. 1995 Stock Deferral Plan for Non-Employee Directors.

(6)	Grant of restricted stock under the Tandy Brands Accessories, Inc. 2002 Omnibus Plan.

(7)	Disposition of phantom stock units under the Tandy Brands Accessories, Inc. 1995 Stock Deferral Plan for Non-Employee Directors.

(8)	Acquisition pursuant to exercise of stock option.

Miscellaneous Information Regarding Participants.

Except as described in this Appendix A or the proxy statement, to our knowledge:

•	none of the participants (1) beneficially owns, directly or indirectly, any shares or other securities of our Company or any of our subsidiaries, (2) has purchased or sold any of such securities within the past two years or (3) is, or within the past year was, a party to any contract, arrangement or understanding with any person with respect to any such securities, including, but not limited to, joint ventures, loan or option agreements, puts or calls, guarantees against loss or guarantees of profit, division of losses or profits or the giving or withholding of proxies.

•	none of the participants’ associates beneficially owns, directly or indirectly, any of our securities.

•	none of the participants has any substantial interest, direct or indirect, by security holdings or otherwise, in any matter to be acted upon at the annual meeting.

•	none of the participants or any of their associates has had or will have a direct or indirect material interest in any transaction or series of similar transactions since the beginning of fiscal 2007 or any currently proposed transactions, or series of similar transactions, to which we or any of our subsidiaries was or is to be a party for which disclosure is required pursuant to Item 404(a) of Regulation S-K.

•	none of the participants or any of their associates has any arrangements or understandings with any person with respect to any future employment by us or our affiliates or with respect to any future transactions to which we or any of our affiliates will or may be a party.

•	during the past ten years, none of the participants has been convicted in a criminal proceeding (excluding traffic violations or similar misdemeanors).

YOUR VOTE IS IMPORTANT Please complete, date, sign and mail your proxy card in the envelope provided as soon as possible.
TO VOTE BY MAIL, PLEASE DETACH PROXY CARD HERE
Tandy Brands Accessories, Inc.
THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS
The undersigned security holder of Tandy Brands Accessories, Inc., a Delaware corporation, hereby appoints P J.S.B. Jenkins and Mark J. Flaherty, and each of them, with full power of substitution, to represent and to vote on behalf of the undersigned all securities which the undersigned is entitled to vote at the Annual R Meeting of Stockholders scheduled to be held on Monday, October 29, 2007, at 10:00 A.M., Central Time, at the Hilton Arlington located at 2401 East Lamar Boulevard, Arlington, Texas 76006, and at any adjournment or adjournments thereof, hereby revoking all proxies heretofore given with respect to such securities upon O the matters described in the Notice of Annual Meeting of Stockholders and related Proxy Statement for the Annual Meeting (receipt of which is hereby acknowledged), and upon any other business that may properly X come before such Annual Meeting.
The securities represented by this Proxy will be voted as specified on the reverse side, but if no Y specification is made, the Proxies named on the reverse side intend to vote the securities at their discretion FOR the election of the nominees listed in the Proxy Statement for the Annual Meeting, and FOR proposals 2 and 3, and otherwise at the discretion of the Proxies.
IF YOU RECEIVE MORE THAN ONE WHITE PROXY CARD, PLEASE DATE, SIGN AND RETURN ALL SUCH WHITE PROXY CARDS IN THE ACCOMPANYING ENVELOPE, OR VOTE VIA THE INTERNET OR TELEPHONE TO BE SURE THAT YOUR SHARES ARE REPRESENTED AT THE ANNUAL MEETING.
CONTINUED AND TO BE SIGNED ON REVERSE SIDE

TANDY BRANDS ACCESSORIES, INC. OFFERS STOCKHOLDERS OF RECORD
THREE WAYS TO VOTE YOUR PROXY
Your telephone or Internet vote authorizes the named proxies to vote your shares in the same manner as if you had returned your proxy card. We encourage you to use these cost effective and convenient ways of voting, 24 hours a day, 7 days a week.
TELEPHONE VOTING INTERNET VOTING VOTING BY MAIL
This method of voting is Visit the Internet voting Web site Simply sign and date your available for residents of the at http://proxy.georgeson.com. proxy card and return it in U.S. and Canada. On a touch Have this proxy card ready and the postage-paid envelope. tone telephone, call TOLL FREE follow the instructions on your If you are voting by telephone 1-800-895-1068, 24 hours a day, screen. You will incur only your or the Internet, please do not 7 days a week. Have this proxy usual Internet charges. Available mail your proxy card. card ready, then follow the 24 hours a day, 7 days a week prerecorded instructions. Your until 5:00 p.m. Eastern Time on vote will be confirmed and cast Friday, October 26, 2007. as you have directed. Available 24 hours a day, 7 days a week until 5:00 p.m. Eastern Time on Friday, October 26, 2007.
? DETACH BELOW AND RETURN USING THE ENVELOPE PROVIDED ONLY IF YOU ARE VOTING BY MAIL ?
X Please mark votes as in this example.
Proposals — The Board of Directors recommends a vote FOR all the nominees listed and FOR Proposals 2 and 3.
1. To elect Class II Directors: WITHHOLD 3. Ratify the appointment of Ernst & FOR AGAINST ABSTAIN
FOR all AUTHORITY to vote
nominees for all nominees Young LLP as independent auditor Colombe M. Nicholas for fiscal 2008.
W. Grady Rosier
4. In their discretion upon such other
INSTRUCTIONS: TO WITHHOLD AUTHORITY FOR ANY INDICATED NOMINEE, matters as properly come before WRITE THE NAME(S) OF THE NOMINEE(S) IN THE SPACE PROVIDED: the meeting.
FOR AGAINST ABSTAIN Mark box to the right if you plan
2. Proposal to amend the certificate of to attend the Annual meeting incorporation to declassify the board of directors.
Dated: , 2007 Signature: Signature if held jointly: Please sign exactly as name appears hereon. When signing as attorney, executor, administer, trustee or guardian, please give full title as such. If a corporation, please sign in full corporate name by President or other authorized officer. If a partnership, please sign in partnership name by authorized person. When shares are held by joint tenants, both should sign.